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                                                                    EXHIBIT 99.2

       THE                                             Prudential Tower Building
[LOGO] GILLETTE                                        Boston, MA 02199-8004
       COMPANY

       World Class Brands Products People




       Date        December 19, 1996

       For Release Immediately

       Contact David A. Fausch, Corporate Public Relations, (617) 421-7765 Everett R. Howe, Corporate Investor Relations, (617) 421-7750


       GILLETTE BOARD ELECTS DEGRAAN
       TO HEAD DURACELL NORTH ATLANTIC

       BOSTON...The Board of Directors of The Gillette Company today elected Edward F. DeGraan executive vice president of the Company responsible for the Duracell North Atlantic Group. The appointment will take effect upon shareholder approval of the proposed merger of The Gillette Company and Duracell International Inc., which is expected to occur at special stockholder meetings of the two companies on December 30, 1996.

       The Duracell North Atlantic Group, to be formed upon completion of the merger, will include all Duracell technical and commercial operations in the U.S., Canada, and Western Europe. The Duracell North Atlantic Group will be located at Duracell headquarters in Bethel, CT. Duracell operations outside of the North Atlantic region will be integrated with the Gillette International Group in order to take advantage of Gillette's existing marketing infrastructures in Latin America, Asia-Pacific, Eastern Europe, Russia, and other regions.

       The Board of Directors also elected Steven G. Staves, currently president of Duracell International Development Markets, a corporate vice president of The Gillette Company and president, Commercial Operations, of Duracell North Atlantic, reporting to Mr. DeGraan. Mr. Staves, as head of Commercial Operations, will be responsible for geographic sales and marketing in the U.S., Canada and Europe.

       The presidents for North America and Europe in the existing Duracell organization will leave the Company after a brief transition period following the merger approval. Mr. Staves will announce his organization in January.

       (More)
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       Mr. DeGraan, who joined Gillette in 1968 as a management trainee, has been senior vice president of manufacturing and technical operations for the Gillette North Atlantic Group since 1988 and a corporate vice president since 1994. His responsibilities have included all manufacturing, distribution, and materials management in the North Atlantic region for shaving, toiletries and personal care products. In addition, he has had global responsibility for research and development, engineering and program management for these product lines.

       "Ed DeGraan will bring to Duracell North Atlantic an outstanding track record of leading large, complex, and geographically diverse organizations," said Gillette Chairman Alfred M. Zeien. "Under Ed's leadership, Gillette North Atlantic has delivered unprecedented numbers of new, technologically advanced products, including the Gillette family of Sensor refillable shaving systems - the Sensor, Sensor for Women, Sensor Excel, and Sensor Excel for Women, as well as the Gillette Series line of men's toiletries, and Satin Care shave prep for women."

       Mr. Staves, prior to joining Duracell in 1995, held senior sales and marketing positions at Richardson-Vicks, Inc., Proctor and Gamble, and Sterling Winthrop, Inc.

       "Under the leadership of Steve Staves, Duracell's International Development Markets have grown significantly," said Mr. Zeien.

       Michael T. Cowhig was promoted to replace DeGraan a senior vice president, manufacturing and technical operations for Gillette North Atlantic. Mr. Cowhig is currently senior vice president, manufacturing and technical operations, for the Stationery Products Group and previously served in senior positions in the Gillette North Atlantic Group. He joined Gillette in 1968 as a manufacturing management trainee and has held a variety of manufacturing and technical operations positions of increasing responsibility.

       "Mike Cowhig brings to his new position excellent experience in all aspects of technical operations and a very deep knowledge of the shaving, personal care and toiletries product portfolio," said Mr. Zeien.

       Founded in 1901, The Gillette Company is the world leader in male grooming products, a category that includes blades and razors, shaving preparations and electric shavers. Gillette also holds the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. The Company is the world's top seller of writing instruments and correction products. In addition, the Company is the world leader in toothbrushes and oral care appliances.


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